PROSPECTUS SUPPLEMENT NO. 1 (To Prospectus dated September 30, 2003)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-109096

1,932,376 Shares
Common Stock

I-FLOW CORPORATION

     This prospectus supplement supplements our prospectus dated September 30, 2003 relating to 1,932,376 shares of I-Flow Corporation common stock that may be sold from time to time by the selling stockholders named in the prospectus. The selling stockholders acquired these shares of I-Flow common stock in private transactions.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

     The following table describes, as of December 10, 2003, the number of shares of our common stock that each selling stockholder beneficially owns. The term “selling stockholders” includes the holders listed below and their transferees, pledgees, donees or other successors. We have prepared this table based on information furnished to us by or on behalf of the selling stockholders, as of December 10, 2003. Because the selling stockholder may offer, pursuant to this prospectus supplement, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by such selling stockholder upon consummation of any sales. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act some or all of their common stock since the date as of which the information in the table is presented.

     The table below restates, in its entirety, the table of selling stockholders contained under the heading “Selling Stockholders” in the prospectus.

     Investing in I-Flow common stock involves a high degree of risk. See the section captioned “Risk Factors” beginning on page 2 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated December 19, 2003

				Total	Number of
	Number of Shares		Number of	Number	Shares
	Beneficially Owned	Number of	Warrant Shares	of Shares	Beneficially
	But Not Offered	Shares of	Issuable Upon	Offered	Owned After	Percent of
Name of Beneficial Owner	Hereby	Common Stock	Exercise	Hereby	Offering (1)	Class (2)

Gary S. Kohler	186,000	26,680	16,002 (3)	42,682	186,000	1%
Farnam Street Partners, LP	55,963	80,000	— (3)	80,000	55,963	*
Pandora Select Partners LP	—	200,000	30,000	230,000	—	*
Mainfield Enterprises, Inc.	—	266,680	40,002	306,682	—	*
SF Capital Partners Ltd.	—	250,000	37,500	287,500	—	*
Deephaven Small Cap Growth Fund, LLC	—	200,000	30,000	230,000	—	*
Straus Partners LP	—	96,000	14,400	110,400	—	*
Straus-Gept Partners LP	—	60,000	9,000	69,000	—	*
Straus-Spelman Partners LP	—	10,000	1,500	11,500	—	*
Portside Growth and Opportunity Fund	—	133,340	20,001	153,341	—	*
Castle Creek Healthcare Partners LLC	—	134,000	20,100	154,100	—	*
Provident Premier Master Fund Ltd.	—	66,680	10,002	76,682	—	*
Omicron Master Trust	—	66,680	10,002	76,682	—	*
Clarion Capital Corporation	—	40,000	6,000	46,000	—	*
Crown Investment Partners, LP	—	36,680	5,502	42,182	—	*

*	Less than 1%

(1)	Assumes stockholder will continue to hold all shares beneficially owned prior to this offering.

(2)	Computed based on 18,065,553 shares of common stock outstanding as of December 10, 2003.

(3)	Reflects the transfer of previously registered warrant shares from Farnam Street Partners, LP to Gary S. Kohler.

     The information regarding the selling stockholders may change from time to time. If required, we will describe these changes in one or more prospectus supplements.

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